Exhibit B

FACSIMILE & CERTIFIED MAIL RETURN RECEIPT REQUESTED

Olga Lambrianidou

Stelmar Shipping Ltd.

Status Center, 2A Areos Street

Vouliagmeni GR 16671

Athens, Greece

RE:	Demand for Shareholder List

November 3, 2004

Dear Ms. Lambrianidou:

The Shareholder, Stelshi Holdings, Ltd. (“Stelshi”), who is a current owner of shares of Stelmar Shipping Ltd., (the “Company”) demands, pursuant to Liberian Business Corporation Act (the “Act”) Section 8.2.1, a copy of the following documents:

1.	A complete record or list of stockholders of the Company, certified by its transfer agent, showing the name and address of each stockholder and the number of shares of stock registered in the name of each stockholder, as of October 14, 2004, or, if not available as of that date, the next most recent date at which it is available;

2.	All transfer sheets in the possession of the Company or its transfer agent showing changes to the list of stockholders of the Company referred to above since the date of that list up to the date of inspection hereunder; and

3.	All additions, changes and corrections to any and all information referred to in paragraphs 1–2 above through the date that the undersigned requests termination of the transmission of such material.

In the alternative, Stelshi demands the right, during the usual hours of business, to inspect the above records and documents of the Company and to make copies or extracts therefrom.

The purpose of this demand is to permit Stelshi to communicate with other shareholders of the Company its intention to vote against the proposed merger with Fortress Investment Group LLC.

Attached is an affidavit of George Charalambous, Director of Stelshi, attesting to Stelshi’s right to inspect and receive the demanded shareholder information under Section 8.2.1 of the Act.

The undersigned hereby designates and authorizes Nixon Peabody and its respective partners, officers, employees, and any other persons to be designated by them, acting together, singularly or in combination, to conduct the inspection and copying of or to receive the shareholder information.

[seal] The Republic of Liberia

[seal] The Republic of Liberia

Please advise W. Scott O’Connell, of Nixon Peabody, 100 Summer Street, Boston, MA 02110-2131, 617-345-1150 when the requested information will be produced to the designated agents of Stelshi. Because the shareholder meeting is scheduled for November 16, 2004, time is of the essence in the production of this information. Your cooperation is expected and appreciated.

Respectfully submitted,

Stelshi Holdings Ltd.

By:/s/  George Charalambous

George Charalambous

Subscribed and sworn to before me this

day of 3 Nov 2004 A.D. 19.......

Consul

[signature]

[seal] The Republic of Liberia

Nick Soutos

Consul General

Consulate General of Liberia Piraeus – Greece

STATE/COUNTRY OF

COUNTY OF

George Charalambous, having been first duly sworn according to law, deposes and says that he is a Director of Stelshi Holdings Ltd, that he is authorized on behalf of Stelshi Holdings Ltd. to execute the forgoing demand and to make the demands, designations, authorizations and representations contained therein, and that the facts and statements contained in the forgoing demand for stock lists and other records are true and correct.

Notary/Justice of the Peace

[seal] The Republic of Liberia

AFFIDAVIT OF GEORGE CHARALAMBOUS

I, George Charalambous, do swear and affirm that:

1.	I am a Director of Stelshi Holdings Ltd.

2.	As a Director, I am authorized on behalf of Stelshi to execute the demand made in my letter of November 3, 2004 to Olga Lambrianidou.

3.	I am also authorized to designate and/or authorize employees of Nixon Peabody LLP to receive and/or obtain the requested shareholder information.

4.	All of the designations, authorizations, representations, and the facts and statements contained in my letter of November 3, 2004 to Ms. Lambrianidou as well as in this affidavit are true and correct.

/s/  George Charalambous

George Charalambous

[seal] The Republic of Liberia